CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gulf Resources, Inc.
No. 99, Wenchang Road
Chenming Industrial Park
Shouguang City
Shandong
China

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-177835 dated November 9, 2011) of Gulf Resources, Inc. and in the related Prospectus included therein, of our reports dated March 15, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Gulf Resources, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Bala Cynwyd, Pennsylvania
March 15, 2012